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                                                                   EXHIBIT 99.15

                              E*TRADE GROUP, INC.
                           STOCK PURCHASE AGREEMENT
                           ------------------------

    I hereby elect to participate in the Stock Purchase Plan (the "SPP") during the offering period specified below, and I hereby subscribe to purchase shares of Common Stock of E*TRADE Group, Inc. (the "Corporation") in accordance with the provisions of this Agreement and the SPP. I hereby authorize payroll deductions from each of my paychecks following my entry into the offering period in the 1% multiple of my earnings (not to exceed a maximum of 10%) specified in my attached Enrollment Form. I hereby understand and acknowledge that the following terms and conditions shall govern my participation in the SPP.

    The offering period will be divided into a series of successive purchase intervals. With the exception of the initial purchase interval which begins in August 1996 and ends on January 31, 1997, those purchase intervals will each be of six (6) months duration and will begin on the first business day of February and August each year during the offering period. My participation will automatically remain in effect from one offering period to the next in accordance with my payroll deduction authorization, unless I withdraw from the SPP or change the rate of my payroll deduction or unless my employment status changes. I may reduce the rate of my payroll deductions on one occasion per purchase interval and that I may increase my rate of payroll deductions to become effective at the beginning of any subsequent purchase interval within the offering period.

    My payroll deductions will be accumulated for the purchase of shares of the Corporation's Common Stock on the last business day of each purchase interval within the offering period. The purchase price per share will be 85% of the lower of (i) the fair market value per share of Common Stock on my entry date
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into the offering period or (ii) the fair market value per share on the semi-annual purchase date. However, the clause (i) amount will in no event be less than the fair market value per share of Common Stock on the start date of the offering period. I will also be subject to the SPP restrictions (i) limiting the maximum number of shares which I may purchase on any one purchase date to 750 shares and (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

    I may withdraw from the SPP at any time prior to the last business day of a purchase interval and elect either to have the Corporation refund all my payroll deductions for that purchase interval or to have such payroll deductions applied to the purchase of Common Stock at the end of such interval. However, I may not rejoin that particular offering period at any later date. Upon the termination of my employment for any reason or my loss of eligible employee status, my participation in the SPP will immediately cease and all my payroll deductions for the purchase interval in which my employment terminates or my loss of eligibility occurs will automatically be refunded.

    If I take an approved unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase interval in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that purchase interval. Upon my return to active service, my payroll deductions will automatically resume at the rate in effect when my leave began.

    A stock certificate for the shares purchased on my behalf at the end of each purchase interval will automatically be deposited into my E*TRADE brokerage account which the Corporation will open on my behalf. I understand that I am subject to the Corporation's internal policies regarding trading in the Corporation's Common Stock. I will notify the Corporation of any sale or disposition of my SPP shares, and I will satisfy all applicable income and employment tax withholding requirements at the time of such sale or disposition.

    The Corporation has the right, exercisable in its sole discretion, to amend or terminate the SPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current purchase interval. Should the Corporation elect to terminate the SPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

    I have received a copy of the official Plan Prospectus summarizing the major features of the SPP. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and the SPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the SPP.

    Date _________________________, 199__   _______________________________
                                            Signature of Associate

                            Printed Name:   _______________________________

    Entry Date: __________________, 199__